Exhibit 10.9

July 18, 2011

VIA OVERNIGHT AND E-MAILL

Mr. Timothy Taft

5606 Palomar

Dallas, Texas 75229

Dear Tim:

We are pleased that you have decided to join Fiesta Restaurant Group. Below are the terms of the offer of employment. Your signature at the end of this letter will acknowledge your agreement to those terms.

Position:

The position is Chief Executive Officer of Fiesta Restaurant Group, Inc. (“Fiesta”). As you know Fiesta is currently a subsidiary of Carrols Restaurant Group, Inc (“CRG”). It is expected that Fiesta will become an independent public entity before year end. At that time you will be made a member of the Board of Directors of Fiesta. In the interim you will report to the Board of Directors of CRG.

Start Date:

Your employment with Fiesta will commence on Monday August 15, 2011.

Salary/Bonus:

Your annual Base Salary will be $500,000. You will be eligible for annual merit increases beginning in January 2013, based upon the recommendations of the Compensation Committee of the Board of Directors of Fiesta. You will also participate in the Executive Bonus Plan pursuant to which you will be eligible to receive a bonus of up to One Hundred Percent (100%) of your Base Salary. Fifty Percent (50%) of the bonus will be based upon attainment of objectives established by the Compensation Committee and Fifty Percent (50%) will be based upon increases in “shareholder value” as that term is defined in the Executive Bonus Plan. Shortly after the commencement of your employment, the Board of Directors will discuss with you your objectives for the balance of 2011 as well as the details of the Executive Bonus Plan as they relate to you.

Benefits:

You and your dependents (as defined in the various plans), will be eligible to participate in the Company’s benefits plans, which include medical, dental, vision, life insurance and long/short term disability. A comprehensive benefits package will be sent to your home which will provide details and description of these plans.

Restricted Stock:

One (1) month after Fiesta shares are publically traded you will receive a grant of restricted stock of Fiesta with an aggregate value of $2 million based upon the average trading price of the stock for the first (4) four weeks the shares commence trading publicly. The shares will vest over four (4) years, at the rate of 25% per annum beginning one year after the date of grant. The Shares will be further subject to the terms, and conditions of the Fiesta Stock Incentive Plan.

Vacation:

You will be eligible for three (3) weeks of vacation each year (prorated for calendar 2011). At the end of your fifth (5th) year of employment you will be eligible for four (4) weeks of vacation per year.

Relocation:

You have agreed to relocate to Fiesta’s corporate offices, which are currently located in Miami, Florida on or prior to July 15, 2012. In the interim, Fiesta will be responsible for costs associated with your commuting to and from your home in Dallas. This includes airfare, meals, lodging and vehicle expenses. Upon your relocation, Fiesta will pay to have you professionally moved. This will include packing and unpacking and transport of your automobile(s). You will be expected to use a mover acceptable to the Company. By May 15, 2012, you will be required to confirm to the Board of Directors of Fiesta your commitment to relocate proximate to Fiesta’s corporate offices. Failure to do so and/or failure to relocate as provided herein will result in forfeiture of your restricted Stock, and discharge for cause.

Severance:

If you are discharged without “Cause” (as defined in Exhibit A to this letter) you will receive twelve (12) months’ Base Salary and you will be entitled to receive the prorated portion of your bonus (provided a bonus would otherwise have been payable) that will be based upon year end results for the Company. There will be no severance in the event of a termination for “cause” and such termination will result in the forfeiture of any unvested restricted stock.

Business Travel:

Customary and necessary travel and entertainment expenses will be reimbursed subject to Fiesta’s policies. Business Class will be permitted for air travel greater than six (6) hours.

Once again I am very pleased that you have elected to join our Company. I am confident you will find Fiesta a fulfilling and gratifying place to work. If this confirms your understanding of the terms of your employment please provide me with your acknowledgement by signing below and returning a copy of this letter to Joseph A. Zirkman, General Counsel of the Carrols Restaurant Group, Inc. via e- mail at JZirkman@carrols.com or via facsimile to 315-475-9616.

Very Truly Yours,

/s/ Alan Vituli

Alan Vituli
Chairman, Carrols Restaurant Group, Inc.

Acknowledged by:

/s/ Timothy Taft
Timothy Taft

cc:	Clayton Wilhite

Brian Friedman

Jack Smith

Joel Handel

Rich Routhier (Spencer Stuart)

Bob DeVries (Spencer Stuart)

Joseph Zirkman

Jerry DiGenova

Exhibit A

“Cause” means (i) the commission by employee of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of fiduciary or other material duty to the Company and/or a Subsidiary, (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders employee incapable of performing his or her material duties to the satisfaction of the Company and/or its Subsidiaries, or (iv) the employee’s substantial disregard in the performance of the employee’s duties and/or responsibilities with respect to the Company and/or a Subsidiary, which disregard shall continue after notice to the employee and a reasonable opportunity to cure such behavior.